UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2016

Santander Holdings USA, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-16581	23-2453088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 State Street, Boston, Massachusetts		02109
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (617) 346-7200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

Introduction

Santander Holdings USA, Inc. (the “Company” or "SHUSA") is a large financial services holding company in the U.S. with $126.5 billion in assets as of June 30, 2016. Headquartered in Boston, Massachusetts, the Company is the parent company of Santander Bank, National Association (“Santander Bank”), and owns a majority interest (approximately 60%) of Santander Consumer USA Holdings Inc. ("SC"), a specialized consumer finance company focused on vehicle financing and third-party servicing. Through these entities, the Company offers a full range of consumer and commercial banking products and services. The Company has developed stress testing processes that capture its unique mix of businesses, risks and geographic footprint.

Dodd-Frank Act Mid-Cycle Stress Test Requirements

In October 2012, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) issued a final rule on supervisory and company-run stress test requirements for bank holding companies (“BHCs”) with total consolidated assets of $50 billion or more which, as amended most recently in the fourth quarter of 2015, requires the Company to conduct mid-cycle company-run stress tests under internally developed baseline, adverse and severely adverse economic scenarios.

The rule requires the Company to publish a summary of results based on the Company's internally developed scenarios. The results reflect a standard set of capital actions over the nine-quarter forecast horizon (“Dodd-Frank Act Stress Test Capital Actions”), as described below.

•	For the first quarter of the forecast horizon ( the third quarter of 2016), actual capital actions as of the end of the quarter were included.

•	For the remaining quarters of the forecast horizon (the fourth quarter of 2016 - the third quarter of 2018), the following capital action assumptions were applied:

◦	Payment of common stock dividends equal to the quarterly average dollar amount of common stock dividends paid in the previous year;

◦	Payments on any other instrument eligible for inclusion in the numerator of a regulatory capital ratio equal to the stated dividend, interest, and principal due on such instrument during the quarter;

◦	No redemption or repurchase of any capital instrument eligible for inclusion in the numerator of a regulatory capital ratio; and

◦
No issuances of common stock or preferred stock, except for issuances related to expensed employee compensation or in connection with a planned merger or acquisition to the extent the merger or acquisition is reflected in the company’s pro forma balance sheet estimates.

The Company’s mid-cycle results included the impact of planned transactions necessary to fulfill Regulation YY requirements to form and consolidate U.S. assets under an intermediate holding company (“IHC”). The impact of the transactions were included in the Company’s pro forma forecast from the date of the planned transaction beginning in the third quarter of 2016 through the end of the forecast horizon and are, therefore, not included in the June 30, 2016 actual ratios presented below.

Forecast Scenario

The Company developed a severely adverse scenario leveraging the Federal Reserve’s 2016 Comprehensive Capital Analysis and Review (“CCAR”) supervisory severely adverse scenario adjusted for the firm’s idiosyncratic risk profile. Additional macroeconomic factors have been modified and tailored to stress the Company’s unique risk profile and strategic plans. These modifications include severe declines in used vehicle values, commercial real estate prices and the consumer price index.

The mid-cycle severely adverse scenario is characterized by a severe global recession, accompanied by a period of heightened corporate financial stress and negative yields for short-term U.S. Treasury securities, resulting in depressed real estate values and stress in the auto industry. The impact of the macroeconomic conditions on the Company is further amplified by multiple idiosyncratic events that are non-macro sensitive.

The Company’s hypothetical scenario is more severe than the Federal Reserve’s CCAR 2016 severely adverse scenario. The scenario was designed to test and demonstrate the Company’s ability to withstand an extreme macroeconomic environment paired with non-macro sensitive events and maintain capital ratios well above regulatory minimums.

The table below highlights some of the key macroeconomic trends used for this hypothetical exercise:

	Severely Adverse Scenario
	Average	Worst Quarter	End Point
Real GDP Growth Rate (quarter-over-quarter)	(2.0)%	(7.7)%	3.0%
Unemployment rate	8.9%	10.0%	9.8%
Case-Shiller Home Price Index (HPI)	160.7	142.3	142.3
3 mo. Treasury	(0.41)%	(0.50)%	(0.50)%
10 yr. Treasury	0.71%	0.20%	1.20%
CRE Price Index	212.4	175.0	186.9
Manheim Used Vehicle Index	108.6	99.9	112.9

Forecast Approach

The Company considers and evaluates all material risks facing the Company in its capital adequacy and stress testing processes including, but not limited to, the following:

•
Extending loans to customers exposes the Company to credit risk which is the risk that contractual principal and interest due from these loans will not be collected because of the borrower’s inability to pay based on the contractual terms of the loan obligation. Credit risk at the Company is driven by real estate-related lending, large corporate exposures, individual consumer lending and automotive finance exposures. In addition to credit risk associated with the Company’s lending activities, the Company is also exposed to counterparty credit risk, which generally arises from its investment in securities of third parties and from entering into derivative contracts where the counterparty to these transactions defaults or fails to settle their obligation. Credit risk is incorporated into stress results primarily through credit-sensitive macroeconomic models.

•
Operational risk is the risk of loss resulting from inadequate or failed internal processes, people, and systems, or from external events. Examples of operational risk losses may include technology failures, data breaches and fraud-related events. Model risk and legal and compliance risk are also types of operational risk that can result in financial or reputational loss. This risk is incorporated into our stress test results through increases in legal reserves and specific adverse events considered in the forecast.

•
Market risk refers to the probability of variations in our net interest income or in the market value of our assets and liabilities due to volatility of interest rates, exchange rates or equity prices. Market risk impacts stress results primarily through changes in net interest income, as well as through changes in the value of the investment portfolio.

•
Liquidity risk is the risk that we either do not have available sufficient financial resources to meet our obligations as they fall due or can secure them only at excessive cost. Liquidity risk is incorporated in the stress forecast through limited funding availability, increased cost of funds and credit rating downgrades.

•
Business risk is the risk of decline in new loan volume originations and thereby the associated income-generating capacity of assets as a result of stressed conditions. The stress scenarios are characterized by recessionary environments with reduced economic activity, which results in less demand for loans by consumers and businesses.

The Company employs various quantitative and qualitative methodologies in its stress tests for balance sheet, income statement, and capital projections. Where practical, the Company utilizes modeling techniques in developing its stress test estimates, including regression-based modeling, transition analytics, business analytics, and other objective, quantitative forecasting methodologies. When models are not used, non-model forecast tools are leveraged to prepare estimates. In certain instances, the Company applies management overlays in the preparation of the stress test estimates. Forecasting methodologies, management overlays and final stress test results undergo multiple rounds of review and challenge.

•
Pre-provision Net Revenue (“PPNR”): PPNR forecasting methodology consists of multiple models, calculations and driver-based expert judgment analytical approaches used in conjunction to forecast individual line items for various components of the balance sheet and income statement. Forecasts for loan and deposit balances and associated yield and pricing assumptions generally leverage contractual terms for the existing portfolio, while new loans and deposits are forecasted using statistical regression models and expert judgment approaches. Non-interest income and expense items are forecast primarily using driver-based analytical approaches utilizing modeled and expert judgment components. Net interest income is calculated based on contractual and projected interest rates applied to forecasted loan and deposit balances.

•
Credit Loss Estimation: For the purposes of capital planning and loss forecasting, the Company has developed loss forecasting models driven by macroeconomic variables across the larger commercial, retail and automotive portfolios. Credit loss estimations drive changes in reserve levels and ultimately provisions. The forecast for provisions incorporates loss projections and target reserve coverage rates.

•	Operational Loss Estimation: The Company used a scaled historical average methodology utilizing internal, external and scenario-generated loss data for the estimation of operational risk losses.

•
Capital and Risk-Weighted Assets: The methodologies described above translate identified risks into potential revenue and loss projections, which are aggregated into consolidated net income (loss) estimates over the nine-quarter planning horizon. The resulting financial statements form the basis for the forecast regulatory capital ratios which are based on existing regulatory guidance. Risk-weighted asset calculations are calculated in accordance with Basel III standardized methods and include the impact of transition provisions included in the final Basel III capital rule. The resulting regulatory capital ratios are continuously compared to management’s capital target levels which are a key factor in the firm’s capital adequacy framework.

Basis of Presentation; Restatement of Previously Issued Financial Statements
On September 23, 2016, the Company and SC announced that they would be restating financial statements and associated disclosures for the full years 2013, 2014 and 2015, and the quarters within 2014 and 2015, as well as the first quarter of 2016 (the “Restatement Periods”), due to errors identified in the financial statements for each of those periods.

On October 27, 2016, SC filed amended annual and quarterly reports for the Restatement Periods and its quarterly report for the quarter ended June 30, 2016. The Company expects to file amended annual and quarterly reports for the Restatement Periods and its quarterly report for the quarter ended June 30, 2016 as soon as possible, and expects to complete these filings prior to the deadline for filing its quarterly report on Form 10-Q for the quarter ended September 30, 2016.

These restatements are expected to impact the Company’s current and projected results presented below. All “Q2 2016” figures in this Current Report on Form 8-K do not reflect the impact of SC’s restatement as reflected in SC’s amended filings made on October 27, 2016 or the Company’s planned restatements, nor do they reflect the preliminary financial results for the quarter ended June 30, 2016 disclosed by SC on September 23, 2016. The “Q2 2016” figures presented in this Current Report on Form 8-K are based on the Company’s historic reporting practices and information filed with and presented to banking regulators which will be amended following the Company’s completion of the restatement of its financial statements. Accordingly, the financial information presented as “Q2 2016” should not be relied upon and is expected to differ, possibly materially, from the information that will be included in the Company’s financial statements as of June 30, 2016 when they become available.

Summary of Results

The results presented below contain forward-looking projections that represent estimates based on the severely adverse scenario, a hypothetical set of conditions that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income or capital ratios.

Under the severely adverse scenario, the most significant drivers of the Company’s regulatory capital ratios are reductions in capital, driven by higher credit losses and lower PPNR, and declines in total assets and risk-weighted assets. In the severely adverse scenario, capital depletion has a more significant impact on capital ratios than the reduction in assets, resulting in a decline across all capital ratios.

•
Increases in credit losses and provisions are associated with the more significant portfolios, such as retail mortgage, commercial and industrial, and commercial real estate at Santander Bank and automobile at SC;

•
Stress impacts on PPNR are driven by various factors, including lower net interest income and fees caused by lower asset balances, net interest margin compression, and higher operational risk losses; and

•	The decline in assets at the Company and Santander Bank are largely due to lower loan balances, while Santander Bank also forecasts reductions in auto leases, cash and securities.

SHUSA

The estimates reflect capital ratios which include the “Dodd-Frank Act Stress Test Capital Actions” described previously.

Table 1: SHUSA Q2 2016 and Projected Capital Ratios1 Q3 2016 through Q3 2018

	Q2 2016	Severely Adverse
		Ending	Minimum
Common equity tier 1 capital (%)	12.4%	9.4%	9.4%
Tier 1 risk-based capital ratio (%)	14.0%	10.9%	10.9%
Total risk-based capital ratio (%)	15.8%	12.7%	12.7%
Tier 1 leverage ratio (%)	11.6%	8.6%	8.6%

1 Calculated under the transition rules for the Basel III standardized approach.

Table 2: SHUSA Q2 2016 and Projected Risk-Weighted Assets Q3 2016 through Q3 2018

	Q2 2016	Q3 2018 (Projected)
Risk-weighted assets ($ billion)[1]	$103.0	$95.6

1 Risk-weighted assets are calculated under the transition rules for the Basel III standardized approach.

Table 3: SHUSA Projected Losses, Revenues, and Net Income Q3 2016 through Q3 2018

	Severely Adverse
	$ million	% of average assets[1]
Pre-provision net revenue[2]	$4,145	3.1%
Other revenue	(1,056)	(0.8)%
Less
Provisions during the quarter	10,557	8.0%
Realized gains (losses) on securities available-for-sale ("AFS") / held to maturity ("HTM")	—	—%
Total trading and counterparty losses	—	—%
Total other losses	1,020	0.8%
Equals
Net income (loss) before taxes, extraordinary items and minority interest [3]	$(8,488)	(6.4)%

1 Average assets is the nine-quarter average of total assets.
2 PPNR includes losses from operational risk events, mortgage repurchase expenses, and other real estate owned (“OREO”) costs.
3 Total may not sum due to rounding of line items.

Table 4: SHUSA Projected Loan Losses by Loan Type Q3 2016 through Q3 2018

	Severely Adverse
	$ million	Portfolio Loss Rates (%)[1]
Loan losses[2]
First lien mortgages	$354	5.6%
Junior liens and home equity lines of credit ("HELOCs")	194	3.3%
Commercial and industrial[3]	918	4.5%
Commercial real estate	642	3.4%
Credit cards	105	21.4%
Other consumer[4]	8,288	30.5%
Other loans	$99	2.7%

1 Average loan balances used to calculate portfolio loss rates exclude loans held-for-sale and loans held-for-investment under the fair value option, and are calculated over nine quarters.
2 Total may not sum due to rounding of line items.
3 Commercial and industrial loans include small- and medium-enterprise loans.
4 Other consumer loans include student loans and automobile loans.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2016	SANTANDER HOLDINGS USA, INC. By:/s/ Madhukar Dayal Name: Madhukar Dayal Title: Chief Financial Officer and Senior Executive Vice President